EXHIBIT 99.1

Extreme Networks Reports Q2 FY’03 Financial Results

SANTA CLARA, Calif., Jan. 6/PRNewswire-FirstCall/ — Extreme Networks, Inc., (Nasdaq: EXTR—News), a leader in Ethernet broadband networking solutions, today announced financial results for the second fiscal quarter ended Dec. 29, 2002.

Net revenue for the second quarter of fiscal 2003 was $90.2 million, compared to $100.6 million for the first quarter of fiscal 2003. Including special charges and deferred compensation totaling $28.6 million, the Company reported a net loss of $19.7 million or $0.17 per share for the second quarter of fiscal 2003, compared to a net loss of $4.7 million or $0.04 per share for the first quarter of fiscal 2003. Before special charges and deferred compensation was recorded during the quarter, the Company had a loss of $2.8 million compared to a loss of $3.1 million for the first quarter of fiscal 2003.

“Although the worldwide climate remains challenging, we are not satisfied with this quarter’s results and are committed to strong results independent of external factors,” said Gordon Stitt, Extreme Networks president and CEO. “During the past several quarters, we have implemented a number of programs that are beginning to show results and are planned to have a positive impact on our financial performance. One such area of focus is management of our supply chain where we are now experiencing lower overall costs.”

“In addition, we continue to expand our customer base by forming strategic partnerships with other worldwide market leading companies,” added Stitt. “We are also maintaining our strong investment in technology development, and this year our new technology introduction plan includes our third generation family of ASICs and innovative software, all ideally suited for the advanced networking applications being deployed today and planned for tomorrow. Our ongoing technology developments enable Extreme to offer valuable customer-focused networking solutions that allows for a lower total cost of ownership with superior performance and in turn will drive our market growth.”

Conference Call

Extreme Networks will host a conference call to discuss these results at 2:30 p.m. PT, for more information visit http://www.extremenetworks.com/aboutus/investor/

Extreme Networks, Inc.

Extreme Networks delivers the most effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com.

NOTE: Extreme Networks is a trademark of Extreme Networks, Inc., in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements about achieving our strategic and financial goals, and other statements that include “expect,” “anticipate” or words of similar intent. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: (i) a limited operating history and limited history of profitability that make it more difficult to predict results; (ii) current economic trends in worldwide geographic markets; (iii) the effectiveness of our cost reduction efforts; (iv) fluctuations in demand for our products and services; (v) a highly competitive business environment for network switching equipment; (vi) the possibility that we might experience delays in the development of new technology and products, and (vii) a dependency on third parties for certain components and for the manufacturing of our products. More information about potential factors that could affect our business and financial results is included in our Annual Report on Form 10-K for the year ended June 30, 2002, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

EXTREME NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
Net revenue	$90,216	$109,066	$190,785	$217,355
Costs and expenses:
Cost of revenue	44,926	51,450	96,425	134,762
Sales, marketing and service	30,397	35,703	63,650	72,688
Research and development	13,418	14,604	27,927	31,015
General and administrative	6,729	5,974	13,664	14,087
Amortization of deferred stock compensation	1,783	2,655	3,784	5,528
Amortization of goodwill and purchased intangible assets	—	12,580	—	24,433
Restructuring charge	14,187	—	14,187	—
Property and equipment write-off	12,678	—	12,678	—

Total costs and expenses	124,118	122,966	232,315	282,513

Operating loss	(33,902)	(13,900)	(41,530)	(65,158)
Other income (expense), net	990	1,701	1,870	(1,877)

Loss before income taxes	(32,912)	(12,199)	(39,660)	(67,035)
Benefit for income taxes	(13,173)	(1,547)	(15,190)	(20,375)

Net loss	$(19,739)	$(10,652)	$(24,470)	$(46,660)

Net loss per share—basic and diluted	$(0.17)	$(0.09)	$(0.22)	$(0.42)

Shares used in per share calculation—basic and diluted	114,819	112,680	113,409	112,317

EXTREME NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	Dec. 31, 2002	June 30, 2002
Assets
Current assets:
Cash, cash equivalents and investments	$194,920	$236,497
Accounts receivable, net	21,729	51,344
Inventories, net	28,039	24,627
Deferred income taxes	42,891	42,882
Other current assets	12,437	13,126

Total current assets	300,016	368,476

Property and equipment, net	82,282	99,551
Marketable securities	210,990	163,560
Deferred income taxes	105,817	90,617
Other assets	16,042	13,547

Total assets	$715,147	$735,751

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,331	$29,215
Deferred revenue	43,493	40,772
Accrued warranty	10,211	9,055
Other accrued liabilities	67,303	67,479

Total current liabilities	143,338	146,521

Convertible subordinated notes and other long-term deposit	200,272	200,272

Total stockholders’ equity	371,537	388,958

Total liabilities and stockholders’ equity	$715,147	$735,751

EXTREME NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	Dec. 31, 2002	Dec. 31, 2001
Cash flows from operating activities:
Net loss	$(24,470)	$(46,660)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	14,282	15,543
Amortization of goodwill and purchased intangible assets	—	24,432
Provision for doubtful accounts	—	2,700
Deferred income taxes	(15,209)	(22,144)
Restructuring charge and property and equipment write-off	26,865	—
Amortization of deferred stock compensation	3,784	5,528
Write-down of investments	—	6,000
Compensation expense for options granted to consultants	—	420
Changes in operating assets and liabilities:
Accounts receivable	29,615	6,501
Inventories	(3,412)	12,499
Other current and noncurrent assets	(1,806)	1,015
Accounts payable	(6,884)	1,249
Deferred revenue	2,721	9,506
Accrued warranty	1,156	3,290
Other accrued liabilities	(12,470)	8,375

Net cash provided by operating activities	14,172	28,254

Cash flows from investing activities:
Capital expenditures	(11,584)	(20,634)
Purchases and maturities of investments, net	(40,966)	(7,378)
Acquisition of business	—	(14,910)

Net cash used in investing activities	(52,550)	(42,922)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,025	6,578
Proceeds from issuance of convertible subordinated notes, net	—	193,899
Net cash provided by financing activities	2,025	200,477
Net increase (decrease) in cash and cash equivalents	(36,353)	185,809
Cash and cash equivalents at beginning of period	71,830	87,722

Cash and cash equivalents at end of period	$35,477	$273,531